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                                                                  Page 24 of 30

                                    EXHIBIT 2
                                    ---------


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                                                                   Page 25 of 30

                          MASTER SHAREHOLDER AGREEMENT
                          ----------------------------

                  This MASTER SHAREHOLDER AGREEMENT, made at Cleveland, Ohio this 7th day of February, 1992, by and among Thomas A. Mann ("Thomas"), Robert
A. Mann ("Robert"), A.P. Venture I Corp., a Delaware corporation ("AP"), H. Axel Schupf ("Schupf"), Holcan Ltd. ("Holcan") and Pine Street Partners II ("PSP") (Thomas, Robert, AP, Schupf, Holcan and PSP being referred to herein collectively as the "Principal Shareholders," and individually as a "Principal Shareholder").

                                WITNESSETH; That,
                                -----------------

                  WHEREAS, the capital stock of Bio Holdings, Inc., an Ohio corporation (the "Corporation"), consists of shares of Class A common stock without par value (the "Class A Shares") and shares of Class B common stock without par value (the "Class B Shares"). The term "Common Stock" shall mean all of the Class A shares and Class B shares from time to time outstanding, but shall not include any treasury shares of the Corporation.

                  WHEREAS, the Principal Shareholders have subscribed for all the Class A shares and more than 90% of the Class B shares to be issued in connection with the initial capitalization of the Corporation.

                  WHEREAS, the Corporation intends to invest in the common stock of Ribozyme Pharmaceuticals, Inc. ("RPI"), a Delaware corporation to be formed for the purpose of conducting a research and development program to commercialize ribozyme technology.

                  NOW THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

         1.       Potential Merger into RPI.
                  --------------------------

                  The parties acknowledge that if RPI is successful, at some time in the future it may be desirable to merge the Corporation into RPI, with RPI being the surviving corporation.


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                                                                  Page 26 of 30

The parties agree that if fifty percent (50%) of the Class A shares is voted in favor of such a merger or other form of corporate reorganization having substantially the same effect (the "Merger"), then the parties hereto will be bound by such vote, will tender all of their Common Stock pursuant to the terms of the Merger and will waive any dissenter's rights with respect thereto.

         2.       Disposition of Shares.
                  ----------------------

                  The parties understand that under current federal income tax law, if the Merger is to qualify as a tax free reorganization, there must be a continuity of interest with respect to the ownership of the shares of the surviving corporation. With such understanding in mind, each of the Principal Shareholders agrees that for a period of three years following the Merger (the "Three Year Period"), such Principal Shareholder will not dispose of more than 25% of the shares of stock it may receive in the Merger (the "25% Limit"), without giving at least 45 days advance written notice to all the other Principal Shareholders of the number of shares such Principal Shareholder (the "Selling Shareholder") proposes to dispose of, the number of shares it has disposed of previously, and the reasons for its proposed disposition. Within 15 days of the giving of such notice, each of the other Principal Shareholders shall give written notice to Thomas of its intention to dispose (within the remainder of the Three Year period) of shares of stock it shall have received in the Merger. Following the receipt of all such notices and such additional information as he shall reasonably require, Thomas shall consult with competent tax counsel. In the event such competent tax counsel shall advise Thomas that the proposed disposition of shares (including the proposed disposition of shares by the other Principal Shareholders) may jeopardize the tax free nature of the Merger, none of the Selling Shareholders or the other Principal Shareholders will dispose of any shares in excess of the 25% Limit, unless and until such competent tax counsel advises that the proposed disposition will not jeopardize


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                                                                 Page 27 of 30

the tax free nature of the Merger. All the Principal Shareholders will confer and reasonably cooperate with each other toward the end that the tax free nature of the merger shall not be jeopardized. The fees and expenses of such competent tax counsel shall be borne by the Principal Shareholders in relation to the number of shares of which they advise Thomas they intend to dispose.

         3.       Future Actions.
                  ---------------

                  The parties acknowledge that the Board of Directors of the Corporation may consider the issuance of Class A Shares and/or Class B Shares up to an aggregate of an additional 8% of the outstanding stock of the Corporation, or options therefor, to certain persons. Such shares may be offered or be the subject of options at purchase prices that are less than the amount per share paid by the parties or their Class A and Class B shares and to such persons and upon such other terms as are determined hereafter by the Board of Directors. Under no circumstances shall any such stock be issued or options granted to any such person without the approval of the Board of Directors. If shareholder approval is required for the authorization of additional shares of the Corporation's stock for such purpose and/or for the issuance of such stock or grant of options therefor to such persons, the parties agree to vote their Class A Shares in favor thereof.

         4.       Agent for the Schupf Group.
                  --------------------------

                  Schupf, Holcan and PSP constitute the Members of the Schupf Group. Each Member of the Schupf Group hereby irrevocably appoints Schupf his or its agent to act for and on behalf of it, with full power and authority to perform all obligations, to exercise all rights and to take any and all action in the name of and on behalf of such Member of the Schupf Group as may be permitted or required hereunder, including without limitation receiving and accepting delivery of any notices required to be delivered hereunder.


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                                                                 Page 28 of 30

         5.       Notices.
                  --------

                  All notices, requests, demands and other communications hereunder shall be in writing and shall be given either by personal delivery and a receipt obtained therefor or by United States mail duly certified or registered, return receipt requested, or by delivery by a recognized air courier providing receipt, with postage or fee prepaid and addressed as follows:

                       To Thomas:             Thomas A. Mann
                                              80 Quail Hollow Drive
                                              Chagrin Falls, Ohio 44022

                       With a copy to:        Richard A. Zellner, Esq.
                                              Hahn Loeser & Parks
                                              3300 BP America Building
                                              200 Public Square
                                              Cleveland, Ohio 44114-2301

                       To Robert:             Robert A. Mann
                                              22200 Shaker Boulevard
                                              Shaker Heights, Ohio 44122

                       To AP:                 AP Venture I Corp.
                                              2625 Concord Pike
                                              Wilmington, Delaware 19803
                                              Attention: Marshall L. Berkman

                       With a copy to:        Judith R. Thoyer, Esq.
                                              Paul, Weiss, Rifkind, Wharton
                                              & Garrison
                                              1285 Avenue of the Americas
                                              New York, New York 10019

                       To the Schupf Group:   H. Axel Schupf
                                              101 East 52nd Street
                                              New York, New York 10022

                       With a copy to:        Charles Mederrick
                                              Wachtell, Lipton, Rosen & Katz
                                              299 Park Avenue
                                              New York, New York 10174

Any party may, from time to time, by written notice to the other parties in the manner herein specified, designated a different address or representative to receive notice.


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         6.       Further Assurances.
                  -------------------

                  The parties will, upon the request of any party, execute, deliver and/or furnish all documents, instruments and writings and do or cause to be done all acts, deeds or things which may be reasonably necessary or convenient to carry out the provisions, purposes and intent of this Agreement.

         7.       General Provisions.
                  -------------------

                  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection herewith. Except as herein specified, no supplement, modification or termination of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. All terms and conditions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except as otherwise provided herein. The subject headings contained in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Ohio.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed as of the date first above written.

                               /s/ Thomas A. Mann
                              -------------------
                              THOMAS A. MANN

                              /s/ Robert A. Mann
                              ------------------
                              ROBERT A. MANN

                              AP VENTURE I CORP.

                              By /s/ Marshall Berkman, Chairman
                                -------------------------------


                              /s/ H. Axel Schupf
                              ------------------
                              H. AXEL SCHUPF

                              HOLCAN LTD.

                              By /s/ Robert Steinbach
                                 --------------------

                              PINE STREET PARTNERS II

                              By /s/ William D. Berghold
                                 -----------------------